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                                   EXHIBIT 21



                       SUBSIDIARIES OF LAKES GAMING, INC.






 1.      Grand Casinos Nevada I, Inc., a Minnesota corporation
 2.      Grand Casinos Pechanga, Inc., a Minnesota corporation
 3.      Grand Casinos Washington, Inc., a Minnesota corporation
 4.      Grand Media & Electronics Distributing, Inc., a Minnesota corporation
 5.      Riverside Entertainment Corp., a Pennsylvania corporation
 6.      Grand Resorts de Mexico, S.A. de C.V., a Mexican corporation
 7.      Grand Casinos & Resorts of Canada, Inc., a Canadian corporation
 8.      Grand Casinos Ontario, Inc., a Canadian corporation
 9.      Mille Lacs Gaming, LLC, a Minnesota limited liability company
         (i) Mille Lacs Gaming, LLP, a Minnesota limited liability partnership
10. Grand Casinos of Louisiana, LLC - Tunica-Biloxi, a Minnesota limited liability company
11. Grand Casinos of Louisiana, LLC - Coushatta, a Minnesota limited liability company
         (i) Magnum Investments of Lake Charles, Inc., a Louisiana corporation
         (ii) R & W Investments of Lake Charles, Inc., a Louisiana corporation
12.      Trak 21, LLC, a Minnesota limited liability company
13.      Great Lakes of Michigan, LLC, a Minnesota limited liability company
14.      Lakes Jamul, Inc., a Minnesota corporation
         (i)      Lakes Kean Argovitz Resorts - California, LLC
15.      Lakes Shingle Springs, Inc., a Minnesota corporation
         (i)      Lakes Kean Argovitz Resorts - Shingle Springs, LLC
16.      RFC Acquisition, Co., a Minnesota corporation